15 Allstate Parkway, Suite 600, Markham, Ontario, L3R5B4, Canada
Tel: 1.416.246.9997 Fax: 1.905.415.0332 www.kalloinc.com

Exhibit 99.1

MARKET RESPONSE TO KĀLLO TECHNOLOGY

MARKHAM, Ont. (June 26, 2012) – With a strategic vision to provide leading edge technologies and solutions for healthcare, Kallo Inc. has globally launched three of their seven technologies in the last three quarters.

“The response has been over-whelming.” said John Cecil, Chairman and CEO. “Twenty four countries have commenced discussions with Kallo on our Mobile Care Technology, which consists of Mobile Clinics, Clinical and Administrative Command Centers, packaged with our Best in Class Medical Devices and Medical information & connectivity Solutions. Furthermore, our Mobile Care Technology is being seriously considered for WHO disease-control initiatives.”

Despite the competition in the EMR (Electronic Medical Record) market, Kallo’s EMR (EMCURx) is well accepted because of the workflow customization for specialists and physicians.

At the recent ISRRT conference in Toronto, Kallo’s price disruptive and modular PACS (Picture Archiving and Communication System) was a novelty for many Radiologists and Radiographers of hospitals and imaging centers from various countries reflecting on the return on investments that make sense.

“We are excited at the possibility of generating revenue from all the three technologies launched.” Concluded Mr. Cecil.

Kāllo Inc., is a publicly traded company, listed on the OTC markets, (otcmarkets.com) stock symbol KALO.OB

Media contact:
John Cecil or Vince Leitao
416-246-9997
http://www.kalloinc.ca